CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated May 28, 2010 on the financial statements of The Santa Barbara Group of Mutual Funds, Inc. (the “Funds”), comprising the PFW Water Fund and The Montecito Fund, as of March 31, 2010 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to The Santa Barbara Group of Mutual Funds, Inc.’s Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services, Ltd

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

July 30, 2010